Exhibit 10.3
                             DISTRIBUTION AGREEMENT


     This Agreement is made and entered into as of January 18, 1999 by and between NetWolves Corporation, a New York corporation ("NetWolves"), and Anicom, Inc., a Delaware corporation ("Anicom"), both having addresses as set forth on the signature page of this Agreement.

                                   WITNESSETH:

     WHEREAS, NetWolves is engaged in the manufacture, sale and distribution in the United States of various software and manufactured products;

     WHEREAS, Anicom is engaged in the business of distributing various types of wire, cable and connectivity products;

     WHEREAS, Anicom desires to be appointed as an Exclusive Master Distributor of NetWolves' Products, as hereinafter defined, throughout North America; and

     WHEREAS, NetWolves desires to appoint Anicom as an Exclusive Master Distributor of the Products throughout North America.

     NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties as hereinafter more fully set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                 I. DEFINITIONS

     1.1  "Anicom Group": Anicom, its subsidiaries and all Anicom Resellers.

     1.2 "Anicom Resellers": Those entities identified on Appendix A and such other entities as Anicom may add to Appendix A from time to time upon NetWolves' consent, which consent shall not be unreasonably withheld or delayed, provided that it will not be unreasonable for NetWolves to withhold its consent if the entity is a direct competitor of NetWolves.

     1.3 "Committed Amount": With respect to each Year, and the first six (6) months of each Year, the Committed Amount for purposes of this Agreement shall refer to a number of Units determined in accordance with the following:

                                   Committed Amount

Year                     First 6 Months                Full Year
----                     --------------                ---------

1                             *                             *
2                             *                             *
3                             *                             *
4                             *                             *
5                             *                             *


provided, however, if (a) the number of Units purchased by the Anicom Group in a given Year exceeds the Committed Amount for such Year, then the Committed Amount in subsequent Years shall be reduced, in the aggregate beginning with the next succeeding year, by the amount of such excess, and (b) if the Anicom Group orders at least the Committed Amount for a given Year, but NetWolves is unable to deliver to the Anicom Group within such year the full number of Units ordered in such Year, then such shortfall shall be credited against the Committed Amount for the next Year.

     1.4 "Distributor": A wholesaler or an entity whose primary business is selling products competitive with those of Anicom.

     1.5  "Effective Date":  February 1, 1999.

     1.6  "Product":  The  Foxbox,  as  described  on  Appendix  B,  and any New
Versions,   Competitive   Products,   updates,   enhancements,    modifications,
replacements or substitutions thereto.

     1.7  "Territory": North America.

     1.8 "Unit": A unit of Product, regardless of cost.

     1.9 "Year": Each twelve month period ending on an anniversary of the Effective Date. For example, the twelve-month period ending on the first anniversary of the Effective Date is referred to as the first Year.


                                   II. PURPOSE

     The purpose of this Agreement is to promote and achieve the effective sale of Products within Anicom's assigned Territory. NetWolves and Anicom recognize the market in which the Products are sold is extremely competitive; that there are generally competitive products in the marketplace; and that in order for NetWolves and Anicom to achieve a satisfactory level of sales it is necessary that Anicom compete effectively in the marketplace.

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*    Confidential portions omitted and filed separately with the Commission.

                                III. APPOINTMENT

     3.1 Appointment. NetWolves hereby appoints Anicom as its Exclusive Master Distributor of Products in the Territory and Anicom hereby accepts the appointment.

     3.2 Nature of Appointment. The appointment is exclusive within the Territory, and NetWolves shall not appoint any other distributors within the Territory as long as this Agreement is in full force and effect. In furtherance of this appointment, NetWolves will clearly identify Anicom as its exclusive distributor in the Territory on NetWolves' website. Notwithstanding the foregoing, NetWolves shall have the right to make direct sales or leases of the Products to customers, Distributors and Anicom Resellers, and NetWolves agrees to pay Anicom a * commission on any sales or leases made by NetWolves that Anicom is not involved with in the Territory, and to pay Anicom a * commission on NETS (NetWolves Enhanced Technical Support) revenues within the Territory, provided that any such sales or leases to Distributors shall be counted as orders from Anicom for purposes of Sections 5.3 and 8.2, but otherwise, sales or leases of Products by NetWolves to other parties, including without limitation, the * pursuant to an agreement entered into prior to this Agreement, will not be counted as orders from Anicom for purposes of Section 5.3 and 8.2. Payment of any commissions to Anicom will be made by NetWolves within forty-five (45) days of the receipt of funds from such customers. Should NetWolves fail to pay any commissions when due, Anicom will charge interest on the outstanding commissions at the lower of 1-1/2% compounded monthly or the maximum rate permitted by law.

     3.3 Commercially Reasonable Efforts. During the term of this Agreement, Anicom shall promote and sell Products within the Territory. However, the Anicom Group shall not be obligated to purchase any Products at any time hereunder, and if the Anicom Group fails to order the Committed Amount in any given Year, for any reason, NetWolves' sole and exclusive remedy shall be as set forth in
Section 5.3.

     3.4 Sales to Resellers. NetWolves shall direct all Anicom Resellers to buy Products from Anicom. In the event an Anicom Reseller elects not to buy from Anicom, NetWolves will provide Anicom with a written report concerning such events. In the event an Anicom Reseller elects not to buy from Anicom and purchases or leases Products from NetWolves, NetWolves agrees to pay to Anicom a commission on any such sales or leases equal to Anicom's gross profit that it would have recognized on such sale. As used herein, the term "gross profit" shall mean an amount equal (i) the amount that Anicom would have charged such Anicom Reseller based upon its recent sales of similar Products and historical sales to that Anicom Reseller, minus (ii) Anicom's discounted price from NetWolves then in effect pursuant to Section 8.2. Payment of the foregoing amount to Anicom will be made by NetWolves within forty five (45) days of the receipt of funds from such Anicom Reseller. Should NetWolves fail to pay any commissions when due, Anicom will charge interest on the outstanding commissions at the lower of 1-1/2% compounded monthly or the maximum rate permitted by law.

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*    Confidential portions omitted and filed separately with the Commission.

                   IV. NOTIFICATION REGARDING PRODUCT CHANGES

     NetWolves shall notify Anicom in writing not less than ninety (90) days prior to any changes to any of the Products, including without limitation, any New Versions, updates, modifications, model changes and substitutions. NetWolves shall also notify Anicom in writing not less than ninety (90) days prior to adding or deleting a Product.

                              V. COMMITTED AMOUNTS

     5.1 Annual Accounting. Within sixty (60) days after the end of each Year, NetWolves shall prepare or caused to be prepared and delivered to Anicom a statement setting forth the actual purchases by the Anicom Group during such Year, the Committed Amount for such Year, the commissions earned and paid for such Year, and the bonus discounts earned for such Year (the "Annual Statement"). If Anicom disagrees with an Annual Statement, Anicom shall notify NetWolves in writing of such disagreement within thirty (30) days after the date on which Anicom received the Annual Statement, which written notice shall specify the nature of the dispute and shall provide in reasonable detail the facts or circumstances upon which such dispute is based. Thereafter, NetWolves and Anicom shall attempt in good faith to resolve such disagreement with respect to the Annual Statement.

     5.2 Dispute Resolution. If NetWolves and Anicom are unable to resolve any disagreement regarding an Annual Statement within twenty (20) days after NetWolves' receipt of notice of disagreement from Anicom, either NetWolves or Anicom may give notice (an "Arbitration Notice") to the other party of an intent to submit such disagreement to a certified independent public accounting firm that is among the five largest such firms in the United States (the "Independent Accounting Firm") and mutually agreeable to NetWolves and Anicom. If NetWolves and Anicom cannot agree upon such election within twenty (20) days after delivery of the Arbitration Notice, the Independent Accounting Firm shall be selected by lot from among the five largest independent public accounting firms in the United States. The dispute shall be immediately submitted by the parties to the Independent Accounting Firm for resolution of such dispute within twenty
(20) days after submission to the Independent Accounting Firm. At the time of the submission of such dispute to the Independent Accounting Firm for resolution, NetWolves shall file with the Independent Accounting Firm a written statement of its position with regard to any matters in dispute, at which time Anicom shall have ten (10) days to respond in writing to NetWolves' position. Upon receipt of written position statements by each of the parties, the Independent Accounting Firm shall resolve the dispute in accordance with generally accepted accounting principles, consistently applied. The decision of the Independent Accounting Firm shall be final and binding upon all parties hereto. Each party shall bear its own expenses, including expenses of its accountants and attorneys in connection with the resolution of any such dispute, and the fees and expenses of the Independent Accounting Firm shall be paid by the parties as determined by the Independent Accounting Firm.

     5.3 Failure to Meet Committed Amount. Notwithstanding Sections 5.1 and 5.2, in the event the Anicom Group shall fail to order Products from NetWolves equaling or exceeding the corresponding Committed Amount for any Year, or the first six months of any Year, other than as a result of NetWolves' failure to timely fulfil orders placed by Anicom during such Year, NetWolves may, at its option, take any or all of the following actions:

          (a) convert Anicom's Exclusive Master Distributor rights hereunder to that of a Master Distributor or Distributor in the Company's Reseller Program at a level based on the number of Units purchased by the Anicom Group in the prior Year;

          (b) elect to terminate this Agreement, provided that notwithstanding such termination, NetWolves shall continue to sell to Anicom such quantities of repair parts, supplies, accessories and replacement inventory of any model of the Products which Anicom may reasonably require to effectuate an orderly disposal of Anicom's existing inventory of Products as well as continue to service the Products theretofore sold by Anicom; and

          (c) immediately upon written notice to Anicom, stop any and all override commissions referred to in Section 3.2 and Section 8.2, provided that NetWolves shall remain obligated to pay any such commissions earned prior to such notice.

     5.4 Committed Amount to be Renegotiated. In the event that this Agreement shall be extended beyond its original five (5) year term, the parties hereto shall jointly agree upon a new Committed Amount for each subsequent Year hereof, and the same shall be endorsed by the parties and made a part of this Agreement, failing which the Agreement shall not be renewed.


                           VI. NETWOLVES' OBLIGATIONS

     6.1 Instruction Manuals. NetWolves shall provide to Anicom reasonable quantities of instruction manuals as well as catalogues, circulars and other printed or electronic media material which it may have on hand and which are or may be useful to Anicom in the conduct of sales of the Products.

     6.2 Advertising Materials. NetWolves shall furnish to Anicom in such amounts as NetWolves and Anicom reasonably deem necessary, for a minimal handling fee as NetWolves shall determine, such advertising aids which NetWolves may have from time to time and which Anicom may use in advertising and promotional campaigns for the Products. Anicom may adapt, translate, reproduce and distribute such advertising aids as Anicom deems appropriate or necessary with NetWolves' prior written consent, which consent will not be unreasonably withheld or delayed.

     6.3 Access to NetWolves' Employees. NetWolves agrees to provide reasonable access to its Internet Sales Consultants to assist Anicom in selling Products.

     6.4 Warranties and Representations of NetWolves. NetWolves represents and warrants that (a) it is a corporation duly organized and existing and in good standing under and by virtue of the laws of the state set forth on the title page hereof; (b) it has the corporate power and authority to enter into this Agreement and to conduct its business as currently conducted and as contemplated hereunder; (c) the signatory to this Agreement for NetWolves has the power and authority to bind NetWolves; (d) NetWolves owns or has the right to use all patents, patent rights, copyrights, trade secrets and other proprietary rights in or to the Products; (e) to the Company's knowledge, the Products do not infringe any patent, copyright, trade secret or other proprietary right owned by a third person; (f) NetWolves' execution and performance of this Agreement will not violate any other agreement or obligation by which NetWolves may be bound;
(g) NetWolves will be entitled to exercise its rights under this Agreement, free of any attribution, accounting or consent obligation, except as otherwise specified herein; (h) to the Company's knowledge, the occurrence in or use of dates on or after January 1, 2000, including leap year calculations (the "Millennial Dates") will not adversely affect the performance of the Products with respect to date dependent data, computations, output or other functions (including, without limitation, calculating, computing and sequencing) and the Products will create, sort and generate output data related to or including Millennial Dates without errors or omissions; and (i) the Products do not contain any "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), to disable or erase software, hardware, or data, or to perform any other similar type of functions.

     6.5 Copies of Products. Upon the execution of this Agreement, NetWolves will deliver two (2) copies of the current Products to Anicom to be used for the purposes described in Section 7.7.

     6.6 Training. NetWolves will provide personnel of the Anicom Group training at no additional charge, to the extent NetWolves and Anicom reasonably believe it will enable the Anicom Group to adequately promote and sell the Products, including without limitation, the initial training described on Appendix C (the "Initial Training").

     6.7 Product Support. During the term of this Agreement, NetWolves will provide support (as defined below) to the Anicom Group and Anicom's customers and resolve reported problems in a timely and professional manner. "Support" means (a) providing to the Anicom Group any corrections, releases and updates to the Products; (b) consultation with the Anicom Group and Anicom's customers with respect to technical questions and suspected errors reported by the Anicom Group and/or Anicom's customers; and (c) resolution of errors in the Products. NetWolves will provide Support seven (7) days per week, twenty-four (24) hours per day, and support will be in the form of telephone, e-mail and fax communication.

     6.8 Upgrades and New Versions. During the term of the Agreement, NetWolves will provide to Anicom, at prices to be determined in accordance with Section 8.2, the enhancements, upgrades and new versions of the Products that may be developed by or for NetWolves for use in the Territory (each, a "New Version"), together with sufficient explanatory materials to enable Anicom to promote and sell the Products. Such New Versions will become additional Products and will be subject to the terms and conditions of this Agreement. NetWolves will promptly offer to Anicom any new computer programs that it develops or acquires the right to distribute in the Territory which competes with or that can be used as a substitute for the Products in whole or in part or that perform similar functions to the Products on computer hardware platforms that are different from the computer hardware platforms on which the Products currently operate ("Competitive Product"). In the event Anicom accepts such Competitive Product, the Competitive Product will become additional Products subject to the terms and conditions of this Agreement.

     6.9 Product Development. Anicom and NetWolves will meet not less often than once each fiscal quarter, at such times and places as the parties mutually agree, to discuss NetWolves' development plans and any maintenance and support problems. NetWolves will make reasonable efforts to accommodate Anicom's requests for Product modification, enhancement or porting to new hardware platforms.

     6.10 Future Deliverables. NetWolves will deliver New Versions and Competitive Products to Anicom no later than the time NetWolves releases such Products in final form to any other person or entity, together with any related documentation, for testing and acceptance in accordance with Anicom's quality assurance procedures. NetWolves will make reasonable efforts to correct any errors that Anicom may report to NetWolves, at no additional charge.

     6.11 Capacity. NetWolves will use its commercially reasonable efforts to maintain relationships with manufacturers so that required production capacity can be maintained to fulfill orders in a timely manner.


             VII. RIGHTS, OBLIGATIONS AND RESPONSIBILITIES OF ANICOM

     7.1 Warranties and Representations of Anicom. Anicom represents and warrants as follows: (a) Anicom is a company organized, existing and in good standing under and by virtue of the laws of the State of Delaware; (b) it has the power and authority to enter into this Agreement; and (c) the signatory to this Agreement for Anicom has the power and authority to bind Anicom.

     7.2 Sales and Service Responsibility. Anicom shall promote, advertise, merchandise and sell the Products in the Territory to meet its commitments, and in connection therewith, shall:

          (a) establish and maintain adequate facilities and personnel that Anicom reasonably believes may be necessary to meet the obligations assumed hereunder;

          (b)  formulate and execute marketing and sales plans;

          (c) supply sales and inventory data as may be reasonably requested by NetWolves from time to time in such form as NetWolves may reasonably request, and which Anicom can readily generate, to assist NetWolves in its production planning and to provide a basis for evaluating Anicom performance;

          (d) maintain at all times the number of Products and assortment of Products, which Anicom reasonably believes are necessary and appropriate for the market involved;

          (e) maintain and employ in connection with Anicom's business and operations such working capital as Anicom reasonably believes may be required to enable Anicom to properly and fully carry out and perform all of Anicom's duties, obligations and responsibilities under this Agreement;

          (f) promote the sale of Products in the Territory, and specifically in furtherance thereof:

                         (i) collect technical and engineering requirements from customers and, to the extent reasonably able, assist in the adaptation of the Products to customers' uses;

                         (ii) to the extent it is reasonably able, assist customers in gathering data on the adaptability of the Products to customers' potential use of the Products;

                         (iii) to the extent it is reasonably able, act as a liaison and coordinator between Anicom's customers and NetWolves in communicating both customer and NetWolves requirements for technical specifications, manufacturing schedules, delivery schedules, and other terms and conditions of sale; and

                         (iv) to the  extent it is  reasonably  able,  follow-up
          with   Anicom's   customers  to  determine   that  the  Products  have
          satisfactorily met customer requirements.

     7.3 State and Local Taxes. Where required, Anicom shall pay, or cause to be paid, all taxes (except NetWolves' income taxes), assessments and charges that are based upon the sale, use or ownership of the Products hereunder, or upon Anicom's right to sell or lease the same.

     7.4 Trademarks. Anicom shall not use any trademark or trade name owned by NetWolves, either alone or with any other word or words as part of Anicom's trade or corporate name, without the express written permission of NetWolves. Anicom shall not remove any such trademarks or trade names from the Products. Upon request by NetWolves, and in any event upon termination of this Agreement, Anicom agrees to completely discontinue any use of any of NetWolves' trademarks or trade names, for any purpose whatsoever, including use in Anicom's trade or corporate name.

     7.5 Anicom Not Agent. Anicom is an independent contractor in relation to NetWolves, solely and exclusively responsible for its own acts at all times. Anicom is not authorized to act as agent for NetWolves and has neither the right nor authority to assume or create obligations of any kind whatsoever on behalf of NetWolves, or to accept service of legal processes of any kind addressed to or intended for NetWolves, or to bind NetWolves in any respect whatsoever. The relationship between NetWolves and Anicom is that of vendor and vendee, and not of principal and agent.

     7.6 Prices. Anicom will establish, at its sole discretion, the prices or fees that Anicom may charge for the Products. Anicom may offer discounts against such prices and fees. NetWolves, at its sole discretion, shall establish the manufacturers' suggested retail price for the Products which shall be made available to potential purchasers which price shall be the basis for applying Anicom's discount from list price pursuant to Section 8.2.

     7.7 Demonstration and Trial Use Copies. The Anicom Group has the non-exclusive, non-transferable and royalty-free right to use two copies of the Products as set forth in Section 6.5, (a) to conduct demonstrations of the Products at the Anicom Group's premises, (b) to permit potential Anicom Group customers to conduct evaluations of the Products at the potential Anicom Group customers' premises and (c) to conduct internal education of the Anicom Group's employees in the use and operation of the Products. The Anicom Group will take reasonable measures necessary to remove the Products from its potential Anicom Group customers' computer hardware on or before the expiration of the trial use period.

     7.8 Repair Items. NetWolves shall sell to the Anicom Group and the Anicom Group's customers any needed repair parts, supplies, accessories and shall supply the Anicom Group any needed replacement inventory. In the absence of a NETS Service Agreement, NetWolves shall charge for such parts, supplies and accessories in accordance with its published prices from time to time.

     7.9 Point-of-Sale Reports.  Anicom shall provide NetWolves,  within fifteen
(15) days after the end of each month, a copy of Anicom's point-of-sale report for such month.

               VIII. PURCHASE ORDERS, PRICES, AND TERMS OF PAYMENT

     8.1 Purchase Orders. All purchase orders of Anicom shall, unless otherwise agreed by NetWolves from time to time, be in writing and shall set forth the quantity of the Products desired, the specifications thereof, the desired delivery date, the price of each Product, and all other relevant information necessary to effectuate shipment of the Products by NetWolves. It is contemplated that from time to time purchase orders in forms prepared by the Anicom Group or other purchasers, may be used in ordering the Products and that there may be included in such forms certain stipulations, conditions or agreements not otherwise contained herein. It is expressly understood and agreed that the provisions of this Agreement shall be deemed a part of each purchase order accepted by NetWolves and any provision in any purchase order which shall be inconsistent with or contrary to the provisions of this Agreement shall be deemed amended or deleted, as the case may be. NetWolves shall deliver to the destinations directed by the Anicom Group.

     8.2  Prices and Terms of Sale.

          (a) For the original five year term herein, Anicom shall be invoiced at the rate of * of NetWolves' established list prices, such amount to be reduced to * of NetWolves' established list prices commencing with the purchase of the first Unit after Anicom has ordered, in the aggregate, 3,000 Units. NetWolves will provide Anicom with thirty (30) days' written notice prior to any increase in NetWolves' established list prices. In the event Anicom produces an account that purchases 1,000 Units before Anicom reaches 3,000 Units of Product, NetWolves agrees to provide Anicom with an additional * discount for that particular order or orders.

         (b) All invoices shall be paid net * days from date of invoice except Anicom's initial purchase order which will be paid for as follows: (i) 10% of the amount due will be paid within ten (10) days of the date of this Agreement and (ii) the balance will be paid within fifteen (15) days after the delivery of the initial purchase order to the destination of Anicom's choice. Should Anicom fail to pay any invoice when due, NetWolves will charge interest on the outstanding balance of invoices at the lower of 1-1/2% compounded monthly or the maximum rate permitted by law. Anicom shall make payment to NetWolves for all Products purchased by Anicom in a timely fashion, all in accordance with the terms of payment set forth above.

          (c) Products shall be shipped F.O.B. destination, such destination to be determined by Anicom. Title and risk of loss shall remain with NetWolves until delivery to such destination and Anicom will pay the cost of freight so long as the Products are shipped in accordance with Anicom's instructions.

     8.3 Acceptance of Orders. NetWolves shall accept all orders for the Products submitted to NetWolves by the Anicom Group at NetWolves' Tampa, Florida or Melville, New York locations. The Anicom Group may cancel an order or any portion thereof, without charge or penalty, only in the event that such order is not delivered within seventy-five (75) days of the date on which the order is submitted to NetWolves.

     8.4 Sales through Reseller Program. All orders of Anicom Resellers shall be processed and made directly through Anicom. All Anicom Resellers appointed by NetWolves under the Reseller Program shall be required to purchase Products

-----------------------------------------------------
*   Confidential portions omitted and filed separately with the Commission.

through Anicom or from NetWolves at their choice, subject to Section 3.4 above. All sales of Products to distributors in NetWolves' Reseller Program shall be pursuant to the pricing schedule set forth on Appendix D, or as amended from time to time at NetWolves' option.

     8.5  Inventory Adjustments.

          (a) NetWolves agrees to provide Anicom with the opportunity to adjust its levels of NetWolves inventory of Products under the following conditions. NetWolves shall repurchase or exchange, at NetWolves' option (an "Inventory Adjustment"): (i) any newly introduced Products, defined as Products which are in the first six (6) months of the Product introduction period and were not previously stocked by Anicom (for purposes herein, the product introduction period begins upon first receipt of the Products by Anicom), and (ii) any slow move return items, defined as new, unused products in original cartons which (1) have been in Anicom's inventory for at least three months and (2) have not been reordered from NetWolves during such three month period.

          (b) NetWolves agrees to exchange or credit to Anicom's account all Products in Anicom's inventory which have been replaced by updated, modified, enhanced, newly released and/or enhanced Products, New Versions and/or Competitive Products ("Improved Product Adjustment").

          (c) NetWolves agrees that it will allow Anicom to exchange for Products of equal value up to fifteen percent (15%) of the prior purchases made during each of NetWolves' fiscal quarters subject to the following:

                         (i) Products returned must be unused, undamaged, sealed in their original packages and in merchantable condition;

                         (ii) all freight charges for said returns shall be paid by Anicom;

                         (iii) sales of special configurations of Products shall not be subject to exchange; and

                         (iv) Products returned to NetWolves as an Improved Product Adjustment shall not be included in determining the fifteen percent (15%) rotation amount.

     8.6  Inspection Rights.

          (a) Anicom agrees that NetWolves may conduct periodic examinations of the NetWolves' stock at Anicom's location and Anicom agrees to cooperate with NetWolves' designated Quality Representative in conducting such periodic examinations of Anicom's inventory rotation. NetWolves shall provide Anicom with at least thirty (30) days' notice prior to conducting any such examinations. All examinations will be conducted during Anicom's normal business hours.

          (b) NetWolves agrees that Anicom may conduct periodic examinations of such of NetWolves' books and records as are necessary in connection with Anicom's review of any Annual Statement pursuant to Section 5.1, and NetWolves agrees to cooperate with Anicom's designated representatives during such examination of NetWolves' books and records. Anicom shall provide NetWolves with reasonable notice prior to conducting any such examinations. All examinations shall be conducted during NetWolves' normal business hours.

     8.7 Force Majeure. Neither party hereto shall have any liability to the other party hereto on account of any non-performance or delay resulting from any strike, lockout, accident, fire, act of God, embargo or governmental action, or any other like cause beyond the control of such party, whether the same or different from the matters and things hereinabove specifically enumerated.

            IX. WARRANTY, LIMITATION OF LIABILITY AND INDEMNIFICATION

     9.1 Warranty. All Products sold to the Anicom Group pursuant to this Agreement are sold subject to the standard warranty of NetWolves as may be in effect from time to time (the "Standard Warranty"). The Anicom Group shall be entitled to pass on the Standard Warranty and the warranty set forth in Section
6.4 hereof to any of the Anicom Group's customers. NetWolves agrees to accept any such warranty claims directed to the Anicom Group or NetWolves by the Anicom Group's customers. The Anicom Group is not authorized to assume on behalf of NetWolves any other obligation or liability in connection with the sale of the Products in addition to the Standard Warranty and the warranty set forth in
Section 6.4 except as specifically approved by NetWolves. THE ABOVE-MENTIONED WARRANTIES SHALL BE THE SOLE AND EXCLUSIVE WARRANTIES OF NETWOLVES AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS, AND NETWOLVES NEITHER ASSUMES NOR AUTHORIZES ANICOM TO ASSUME FOR IT ANY OTHER OBLIGATIONS OR LIABILITY IN CONNECTION WITH THE PRODUCTS WITHOUT NETWOLVES' PRIOR WRITTEN CONSENT.

     9.2 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFIT) OF THE OTHER FOR ANY REASON WHATSOEVER, WHETHER ANY CLAIM FOR SUCH RECOVERY IS BASED UPON THEORIES OF CONTRACT, NEGLIGENCE OR TORT (INCLUDING STRICT LIABILITY), AND EVEN IF THE PARTY HAS KNOWLEDGE OF THE POSSIBILITY OF THE POTENTIAL LOSS OR DAMAGE.

     9.3 Indemnification. Anicom will promptly notify NetWolves in writing if any claim is brought or threatened against the Anicom Group that arises from breach of the representations and warranties set forth in Section 6.4 and 9.1 above. Provided that NetWolves diligently defends any such claim, Anicom will not settle or compromise any such actual or threatened claim without NetWolves' prior written consent. Subject to these conditions, NetWolves will indemnify, defend and hold harmless the Anicom Group against all damages, losses and expenses (including reasonable attorneys' fees) that they may suffer or incur in connection with any such actual or threatened claim. Anicom shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of NetWolves unless NetWolves fails to promptly defend or a conflict shall exist between the positions of NetWolves and Anicom, in which case, the reasonable fees and expenses of such separate counsel shall be borne by NetWolves.

                          X. TERM; RENEWAL; TERMINATION

     10.1 Term and Renewal. This Agreement shall take effect on the commencement date as set forth on the title page hereof and shall continue in full force and effect for a five year period subject to the terms of Sections 5.3(b) and 10.2.

     10.2   Termination.   The   provision  of  Section  10.1  to  the  contrary
notwithstanding,  this  Agreement  may be  terminated  pursuant  to the terms of
Section 5.3 and additionally as follows:

          (a) By NetWolves, immediately upon giving written notice, in the event Anicom fails to make full payment of its initial purchase order within fifteen
(15) days after delivery of the Products in accordance with this Agreement;

          (b) By NetWolves, upon thirty (30) days' prior written notice to Anicom at any time during the first two (2) Years, provided that, as a condition to the effectiveness of such termination, NetWolves shall pay to Anicom a termination fee of (i) $ * if such termination occurs in Year 1, or (ii) $ * if such termination occurs in Year 2, in each case, payable within ten (10) days of notice thereof;

          (c) By NetWolves, immediately upon giving written notice, in the event that there are instituted proceedings by or against Anicom in bankruptcy or under insolvency laws which are not vacated within sixty (60) days from the date of filing, Anicom makes an assignment of all or part of its assets for the benefit of creditors or Anicom shall admit insolvency or ceases to exist;

          (d) By either party, if a material breach shall occur which is not cured within a period of thirty (30) days (ten (10) days with respect to any payment default) after written notice thereof from the non-breaching party;


-----------------------------------------------------
*   Confidential portions omitted and filed separately with the Commission.

          (e) By Anicom immediately upon giving written notice, in the event that there are instituted proceedings by or against NetWolves in bankruptcy or under insolvency laws which are not vacated within sixty (60) days from the date of filing, NetWolves makes an assignment of all or part of its assets for the benefit of creditors or NetWolves shall admit insolvency or ceases to exist; or

          (f) By Anicom in the event that the Products cease to be manufactured by or on behalf of NetWolves.

     10.3 Obligations Upon Termination. In the event that this Agreement is terminated by Anicom in accordance with the terms hereof, or NetWolves terminates this Agreement pursuant to Section 10.2(b), Anicom shall have the right, but not the obligation, to direct NetWolves to repurchase from Anicom all or any portion of any new, undamaged, and unused Products which are in their original containers theretofore sold by NetWolves to Anicom, and owned by and remaining in Anicom's inventory (other than Products that have been in inventory for more than one year), at the original purchase prices, exclusive of any transportation charges originally paid by Anicom and less any non-reimbursed transportation charges originally paid by NetWolves. In the event that this Agreement is terminated by NetWolves in accordance with the terms hereof (other than pursuant to Section 10.2(b)), NetWolves shall have the right, but not the obligation, to repurchase Products from Anicom in accordance with the foregoing at the lower of the prevailing or original purchase prices, exclusive of any transportation charges originally paid by Anicom and less any non-reimbursed transportation charges originally paid by NetWolves.

                             XI. GENERAL PROVISIONS

     11.1 Assignment. This Agreement may not be assigned by either party to any other individual or business entity without the prior written approval of the non-assigning party, provided that either party may assign its rights and obligations hereunder to any successor-in-interest resulting from a business combination without the consent of the other party.

     11.2 Notice. All notices permitted or required hereunder shall be in writing, and shall be effective: (a) as of the date sent, if by confirmed facsimile or personal delivery, (b) as of the next day following the date on which sent, if sent by nationally recognized overnight courier or (c) as of the third day following the date sent, if sent by United States mail, registered or certified mail, return receipt requested, postage pre-paid. All such notices shall be sent to the respective parties at the address or facsimile number set forth on the signature page hereof or to such other address as may be designated by either party from time to time by notice given in accordance herewith.

     11.3 Entire Agreement. This Agreement, together with all attachments hereto and all purchase orders issued hereunder, constitutes the entire agreement between the parties and supersedes any and all previous agreements, memoranda or other understandings of the parties.
This Agreement may be amended only in writing.

     11.4 Severability of Provisions. A judicial or administrative declaration in any jurisdiction of the invalidity of any one or more of the provisions hereof shall not invalidate the remaining provisions of this Agreement in any jurisdiction, nor shall such declaration have any effect on the validity or interpretation of this Agreement outside of that jurisdiction.

     11.5 Waiver of Compliance. Any failure by any party hereto to enforce at any time any term or condition under this Agreement shall not be construed as a waiver of that party's right thereafter to enforce each and every term and condition of this Agreement.

     11.6 Binding Upon Successors. This Agreement shall be binding upon the successors and legal representatives of the parties hereto.

     11.7 Jurisdiction and Governing Law. This Agreement shall be deemed to have been made in the State of New York, and shall be construed according to the laws of that state. Anicom consents to the jurisdiction of any court of general jurisdiction located within the Borough of Manhattan, City of New York, with respect to any legal proceedings arising out of this Agreement, and agrees that the mailing to its last known address by registered mail of any process shall constitute lawful and valid service of process in any such proceeding, suit, or controversy. Anicom shall bring any legal proceeding arising out of this Agreement only in the federal or state courts located in the Borough of Manhattan, City of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives the date and year first set forth on the title page hereof.

NETWOLVES CORPORATION



Telecopy No.:
Attn:


BY:/s/____________________________

TITLE:__________________________

DATE:__________________________


ANICOM, INC.
6133 North River Road
Suite 1000
Rosemont, Illinois  60018-5171
Telecopy No.:  (847) 518-8777
Attn:  Scott C. Anixter


BY:/s/___________________________

TITLE:__________________________

DATE:__________________________

                                   APPENDIX A


                                ANICOM RESELLERS

     List to be provided and updated from time to time by Anicom.

                                   APPENDIX B

                             DESCRIPTION OF PRODUCT

                                   APPENDIX C

                            INITIAL TRAINING SCHEDULE


                        SEE ATTACHED TRAINING SCHEDULE.

                                   APPENDIX D

                                   PRICE LIST

                 SEE ATTACHED NETWOLVES PRICE LIST DATED 10/98

                                   APPENDIX E

                                RESELLER PROGRAM

     NetWolves Reseller Program (the Program) is designed to give resellers of its products a discount off of the established list price determined by
NetWolves in order to quickly penetrate the market. Various levels of distributorships have been established to accomplish this. All distributorships are given on a non-exclusive basis, except as provided in the Agreement to which this is attached, although resellers below the Master Distributor level are required to select a Master Distributor through whom all of their sales are ordered and processed. All participants in the Program must enter into a written agreement with NetWolves which specifically sets forth all of the requirements and obligations. The following is a list of the current levels of participation in the Program:

1.   Exclusive Master Distributor

               (a)  Commit to the  purchase  of 1,500,  3,000,  10,000,  20,000,
          30,000 units of product in years 1,2,3,4 and 5 respectively and have established national distribution channels. All other resellers may order through the Exclusive Master Distributor in order to obtain the listed discount off list price.

               (b) Platinum Level Reseller/Distributor: Sell a minimum volume of 1000 Units of product per year and receive 40% off list.

               (c) Gold Level Reseller/Distributor: Sell a minimum volume of 501-999 Units of product per year and receive 35% off list.

               (d) Silver Level Reseller/Distributor: Sell a minimum volume of 250-500 Units of product per year and receive 30% off list.

               (e) Bronze Level Reseller/Distributor: Sell a minimum volume of 1-249 Units of product per year and receive 25% off list.